January 30, 2026

Jason Crawford
Chief Financial Officer
AZZ INC
One Museum Place, Suite 500
3100 West 7th Street
Fort Worth, TX 76107

       Re: AZZ INC
           Form 10-K for the Fiscal Year Ended February 28, 2025
           File No. 001-12777
Dear Jason Crawford:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Manufacturing